Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Megan Cannell	Rick Willett, CFO, Teleglobe; 514.868.7490
Teleglobe International Holdings, Ltd	Jody Burfening/Carolyn Capaccio
+1.609.750.3262	Lippert/Heilshorn & Associates
megan.cannell@teleglobe.com	Tel: 212.838.3777

Teleglobe Board of Directors Elects Tom Rogers Chairman

Hamilton Bermuda – November 15, 2004 —Teleglobe International Holdings Ltd (NASDAQ:TLGB), a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, and the largest wholesaler of international voice over internet (VOIP) service, announced today that Tom Rogers, 50, has been elected to be the non-executive Chairman of the Teleglobe Board of Directors. Mr. Rogers, a seasoned media industry executive, currently heads TRget Media LLC, a media industry investment and consulting firm, and is vice chairman of the board of TiVo (NASDAQ: TIVO). He joined the Teleglobe board in August, with a term that expires at the annual meeting in 2005. Mr. Rogers succeeds Tom Evslin who has resigned from the board.

Liam Strong, president and CEO of Teleglobe stated, “Teleglobe’s board of directors and I are very pleased to be able to tap Tom’s leadership as we guide Teleglobe toward becoming an increasingly stronger provider of advanced telecommunications services to carriers and ISPs. Tom’s proven leadership in pioneering emergent market concepts into profitable businesses and his rich background in the specific areas of IP, cable and media will prove valuable. The telecom industry’s current transformation driven by broadband and mobile services, and the new product potential that these trends create, all represent significant international strategic opportunities for Teleglobe as a solutions provider.”

Mr. Rogers stated, “I am honored to be elected chairman of Teleglobe’s board. Teleglobe is uniquely well positioned to deliver focused solutions in key growth areas to telecom providers worldwide, while creating a business model with strong, sustainable profitability and cash flow generation. I look forward to contributing to the company’s future development.”

In addition to his role with TRget Media, Mr. Rogers serves as vice chairman of the board of TiVo, a pioneer in home entertainment and the originator of the digital video recorder (DVR). He is also the Senior Operating Executive for media and entertainment at Cerberus Capital Management, a large private equity firm, and Teleglobe’s majority shareholder.

From October 1999 until April 2003, Mr. Rogers was Chairman and CEO of PRIMEDIA, Inc., one of the world’s largest targeted media and information companies. From January 1987 until October 1999, he held positions with NBC, Inc. including President of NBC Cable and Executive Vice President, where he spearheaded the development of CNBC, and MSNBC and a number of other program networks. Mr. Rogers recently served as a key mediator in the settlement between New York’s Yankees Entertainment and Sports (YES) regional sports network and Cablevision Systems Corporation. He holds a B.A. in Government from Wesleyan University, and a J.D. from Columbia Law School.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.

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